Exhibit 10.20

AMENDMENTS TO THE
SCANA CORPORATION SHORT-TERM ANNUAL INCENTIVE PLAN

Pursuant to the authority granted to the officers of SCANA Corporation by a Resolution of the Board of Directors of SCANA Corporation adopted on November 1, 2006, the following amendments shall be included in the working copy of the SCANA Corporation Short-Term Annual Incentive Plan (the “Plan”) as follows effective November 1, 2006 (with new language bolded and underlined, deletions struck-through):

1.	Section 7.1(a) is amended to read as follows:

(a) Accelerated Distributions Upon Change in Control. Notwithstanding anything in this Plan to the contrary, upon the occurrence of a Change in Control, as to which the Key Employee Severance Benefits Plan (“KESBP”) was not terminated prior to such Change in Control, all amounts (or remaining amounts) owed under this Plan as of the date of such Change in Control (referred to as each Participant’s “AlP Benefit”) shall become immediately due and payable. The AlP Benefit shall be an amount equal to the 100% of the Targeted Incentive Award level in effect for the Year of the Change in Control. Each Participant’s AlP Benefit determined under this subsection shall be paid to each Participant (and his or her Beneficiary) in the form of a single lump sum payment of the Present Value of all such amounts owed~~, together with an amount (the “Gross-Up Payment”) such that the net amount retained by each Participant after deduction of any excise tax imposed by Section 4999 of the Code (or any similar tax that may hereafter be imposed) on such benefits (the “Excise Tax”) and any Federal, state, and local income tax and Excise Tax upon the AlP Benefit and the Gross-Up Payment provided for by this subsection shall be equal to the value of the Participant’s AlP Benefit~~. In addition to the AlP Benefit payable to each Participant or his Beneficiary, in connection with which the Committee determines that a payment or distribution by the Corporation to or for the benefit of a Participant

(i)	Paid or payable pursuant to the terms of this Plan; or

(ii) Paid or payable pursuant to the terms of the Performance Share Award portion of the SCANA Corporation Long-Term Equity Compensation Plan (or any predecessor plan thereto); or

(iii) Paid or payable under any other compensation plan or arrangement

(“Gross-Up Eligible Payments”) would be subject to the excise tax imposed by Section 4999 of the Code (or any other similar tax that may hereafter be imposed) on such benefits (the “Excise Tax”), the Corporation shall pay to the Participant an additional payment (the “Excise Tax Gross-Up Payment”) to compensate such Participant for any Excise Tax due and owing by the Participant with respect to the Gross-Up Eligible Payments. The Excise Tax Gross-Up Payment shall equal (i) the amount of such Excise Taxes on Gross-Up Eligible Payments plus (ii) a payment to compensate such Participant for the federal (and to the degree applicable, state and local) income taxes, federal Medicare taxes and additional Excise Taxes attributable to the amount of such additional payment, calculated in accordance with Section 7.1(b). The amount of the Excise Tax Gross-Up Payment payable by the Corporation with respect to the amounts described in Section 7.1(a)(iii) shall be offset by any gross-up payment made by the Corporation with respect to the amounts referred to in Section 7.1(a)(iii) pursuant to the provisions of any other plan or arrangement. For all purposes of this Section 7.1(a), 7.1(b), and 7.1(c), the calculations and determinations made shall be made periodically prior to a Change in Control and only by the Committee as constituted from time to time prior to a Change in Control. On and after a Change in Control, the Committee shall have no power or authority to modify the calculations previously made prior to the Change in Control.

Such payments shall be made by the Corporation (or to the extent assets are transferred to a “rabbi trust” for such purpose, by the trustee of such trust in accordance with the trust’s terms) to the Participant (or his or her Beneficiary) as soon as practicable following the Change in Control, but in no event later than thirty (30) days from such date. In the event that there is a Change in Control relative to which the KESBP was terminated prior to such Change in Control, the provisions of this Section shall not apply and Participants shall have benefits determined and payable under the other provisions of this Plan only if and to the extent that the Company’s successor following the Change of Control adopts the Plan.

2.	Section 7.1(b) is amended to read as follows:

(b) Tax Computation. For purposes of determining whether a payment or distribution is a Gross-Up Eligible Payment and the amount of the Excise Tax and the Excise Tax Gross-Up Payment referred to in the preceding subsection, the Committee shall act reasonably and apply a ~~whether any of a Participant’s AlP Benefit will be subject to the Excise Tax, and the amounts of such Excise Tax: (i) there shall be taken into account all other payments or benefits received or to be received by a Participant in connection with a Change in Control of the Corporation (whether pursuant to the terms of this Plan or any other plan, arrangement, or agreement with the Corporation, any person whose actions result in a Change in Control of the Corporation or any person affiliated with the Corporation or such person); and (ii) the amount of any Gross-Up Payment payable with respect to any Participant (or his or her Beneficiary) by reason of such payment shall be determined in accordance with a~~ customary “gross-up formula,” as determined by the Committee (or its designee) in its sole discretion.

3.	Section 7.1(c) is amended to read as follows:

(c) No Subsequent Recalculation of Tax Liability. The Excise Tax Gross-Up Payments described in the foregoing provisions are intended and hereby deemed to be a reasonably accurate calculation of each Participant’s actual income tax and Excise Tax liability under the circumstances (or such tax liability of his or her Beneficiary), the payment of which is to be made by the Corporation or any “rabbi trust” established by the Corporation for such purposes. All such calculations of tax liability shall not be subject to subsequent recalculation or adjustment in either an underpayment or overpayment context with respect to the actual tax liability of the Participant (or his or her Beneficiary) ultimately determined as owed.

IN WITNESS WHEREOF, the Company has caused this SCANA Corporation Short-Term Annual Incentive Plan to be amended by its duly authorized officer to be effective as of November 1, 2006.

SCANA Corporation

By: /s/William B. Timmerman
William B. Timmerman

Title: Chairman, President and Chief
                        Executive Officer

ATTEST:

/s/Lynn M. Williams
Secretary